[GRAPHIC OMITTED]

October 28, 2009



Diker Management LLC
745 Fifth Avenue, Suite 1409
New York, New York, 10151

Re.: Subscription Rights Offering to Purchase Shares of EFOI Common Stock

Gentlemen:

This letter will confirm our understanding and agreement relating to your participation in our Rights Offering and our acquisition of the lighting retrofit and energy services business of the Stones River Companies ("SRC") of Nashville, Tennessee. .

Inc consideration for your full participation in our Common Stock Rights Offering during the first subscription period, we agrees to and pledges the following:

         o Upon written request, EFOI will cancel your subscription and purchase of shares in our Rights Offering and promptly return to you the purchase price for the shares in exchange for your return of the shares to us in the event that a.) we do not close the acquisition of SRC within 45 days of date of this letter and b.) Jami Hall, the current owner of SRC is not offered a position on Energy Focus, Inc. Board of Directors effective on the closing date of the acquisition.

The first subscription period of the Offering expires at 5:00 pm New York City time on Friday, October 30, 2009.

If this letter agreement accurately sets forth our understanding and agreement, please sign it in the space provided and return to us a signed copy of it.

ENERGY FOCUS, INC.                               DIKER MANAGEMENT LLC

By   /s/ Joseph G. Kaveski                       By /s/ Mark N. Diker
     Joseph G. Kaveski                           --------------------
     Chief Executive Officer                          Name:  Mark N. Diker
                                                      Title: Managing Member

Date:  October 28, 2009                          Date:  October ___, 2009




                                                           [GRAPHIC OMITTED]